UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2016

Exactus, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	27-1085858
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4870 Sadler Rd, Suite 300, Glen Allen, VA 23060
(Address of principal executive offices)

(804) 205-5036
(Issuer’s telephone number)

_______________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

Effective June 30, 2016, we entered into a Stock and Warrant Subscription Agreement (the “Subscription Agreement.”) with POC Capital LLC (“POC”) in exchange for an issuance of stock and warrants, as described below. POC has agreed to fund up to the first $1,000,000 in study costs and fees due to Integrium, LLC (“Integrium”), with all fees in costs on excess of that amount being our sole responsibility.

In order to conduct our clinical trial we have entered into a Master Services Agreement (the “MSA”) with Integrium, Under the MSA, Integrium has agreed to perform clinical research services in support of our development of our Point-of-Care (POC) diagnostics device.  Integrium will conduct one or more studies in compliance with FDA regulations and pursuant to our specific service orders.  In exchange for an issuance of stock and warrants, as described below, POC Capital, LLC (“POC”) has agreed to fund up to the first $1,000,000 in study costs and fees due to Integrium, with all fees in costs on excess of that amount being our sole responsibility.

In exchange for POC’s commitment to fund $1,000,000 in research study costs, we have agreed to issue to POC certain stock and warrants under the terms of the Subscription Agreement.  Pursuant to the Subscription Agreement, we have agreed to issue the following to POC:

●	1,600,000 shares of common stock, valued at $0.30 per share, or $480,000

●	1,733,334 shares of our newly designated Series C Preferred Stock, valued at $0.295 per share, or $511,333.53

●	Warrants to purchase 1,666,667 shares at a price of $0.60 per share, exercisable for a period of three (3) years. The warrants were valued at $8,666.67.

The MSA and the Subscription Agreement contain additional terms and various representations and warranties.  These documents, which are filed herewith, should be reviewed in their entirety for additional information.

Item 3.02                      Unregistered Sales of Equity Securities

As discussed in Item 1.01, above, we agreed to issue shares of common stock, Series C Preferred Stock, and warrants to purchase common stock to POC on June 30, 2016. This issuance was exempt from registration pursuant to Rule 506(b) under Regulation D. POC is an “accredited investor” as defined in Rule 501 under Regulation D, and we engaged in no general solicitation or advertising with respect the issuances.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws

Effective June 30, 2016, as permitted by our articles of incorporation, our board of directors approved a Certificate of Designation authorizing 1,733,334 shares of our new Series C Preferred Stock.  Our Series C Preferred Stock ranks equally with our common stock with respect to liquidation rights and is convertible to common stock on a 1 for 1 basis.  The conversion rights of holders of our Series C Preferred Stock are limited such that no holder may convert any shares of preferred stock to the extent that such holder, immediately following the conversion, would own in excess of 4.99% of our issued and outstanding shares of common stock.  This limitation may be increased to 9.99% upon 61 days written notice.  As discussed above, all of the 1,733,334 authorized shares of Series C Preferred Stock have been issued to POC.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Series C Preferred Stock
10.1	Master Services Agreement
10.2	Stock and Warrant Subscription Agreement
10.3	Warrant issued to POC Capital, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exactus, Inc.
Dated: July 7, 2016	/s/ Philip J. Young
Philip J. Young
CEO